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                                                                     EXHIBIT 4.4

                             Notice and Memorandum
                              ORC Holdings, Ltd.
                         Employee Share Ownership Plan
       for the purchase of Common Stock of Opinion Research Corporation

Introduction

If you are an `eligible employee' of ORC International Limited (`the Company'), you have the opportunity to become an owner of shares in the Company's US parent company Opinion Research Corporation (`ORC'), through your participation in the ORC Holdings, Ltd. Employee Share Ownership Plan (`ESOP'). The shares in question are ORC common stock, the class of shares that are listed on the US AMEX market. The ESOP is approved by the Inland Revenue under the terms of schedule 8 to the Finance Act 2000 which means that you can acquire your shares on tax advantageous terms. This notice sets out the way in which the ESOP will operate. However, please note that the notice is not a statutory document and, because the ESOP is Inland Revenue approved, the Taxes Acts and the ESOP rules will always take precedence in determining how it is operated.

The ESOP operates in two quite different ways. First, it enables you to buy shares on a quarterly basis through deductions from your salary, and the Company will top up the shares that you purchase in this way. Second, the Company may offer you an allocation of free shares. If you decline the offer of these free shares, it is anticipated (though not guaranteed) that you will subsequently be paid a cash bonus of an amount similar in value to the free shares that you have declined.

Who is eligible to participate in the ESOP?

All employees of the company who have been employed for at least 3 months are eligible to participate in the ESOP, except for employees who own 25% or more of ORC's shares. An eligible employee can start to participate in the ESOP on the first day of any `offering period'.

When may I begin to participate in the ESOP?

The ESOP uses the calendar year as its plan year and generally has four consecutive `offering periods' each year. The offering periods will generally start on the first day of each calendar quarter during the plan year. To be eligible to participate in the ESOP for an offering period, you must be eligible to participate on the first day of the offering period. If, for example, you first satisfy the requirements to participate in the ESOP in the middle of an offering period, you will have to wait until the next offering period to participate. In order to participate, you must submit to the ESOP Administrator a Subscription Agreement indicating your intention to participate.

It is anticipated that an offer of free shares under the ESOP will be made annually, shortly before the normal date for payment of cash bonuses.
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How do I purchase shares through the ESOP?

If you are an eligible employee, the ESOP generally gives you the right to participate in up to four share offerings each calendar year, usually with quarterly opportunities to make purchases. You may purchase ORC shares under this programme at a purchase price which is equal to the fair market value of the shares determined on the first business day of the offering period or on the date the shares are purchased (which is normally the last business day of the offering period), whichever results in the lower price. Fair market value for this purpose will normally be the published list price of ORC shares on the day in question.

For every seventeen shares you purchase, the Company will credit you with a further three free shares, so that you are effectively acquiring your shares at a 15% discount to their fair market value. It is not possible to own part shares so, if this calculation does not result in a whole number of shares, a number of purchased shares will be carried forward. For example, if you have purchased 25 shares, you will be awarded 3 free shares, and 8 shares will be carried forward to be taken into account on the next occasion that an award of free shares is made. The Company will hold your shares for you in a Trust Account, and you will receive a report at least annually setting out the shares held on your behalf in the Account. Each report will detail the number of shares, their value when they first became yours, and their value at the date of the report.

What is the effect of currency exchange movements?

The amount deducted from salary (see below) will be in sterling, and will be used to buy shares, normally on the last business day of each quarterly offering period. On that day, your sterling will be converted into US dollars, at that day's exchange rate. Those dollars will then be used to acquire shares at a price equal to their fair market value, as detailed above. This means that the currency exchange rate during the offering period is irrelevant in calculating the number of shares you may buy, or the price to be paid. Once you have acquired your shares, their sterling value may increase or decrease, both because of dollar share price movements and exchange rate fluctuations.

How do I pay for my share purchases under the ESOP?

If you elect to participate in the ESOP, you pay for your stock purchases with payroll deductions taken on a before tax basis from your salary in accordance with your election. So, for example, if you elect for monthly payroll deductions of (pound)100, and you pay income tax at the higher rate of 40%, your take home pay will be reduced by (pound)60 each month. However, your money will be used to purchase (pound)100 worth of shares.

You make the election by completing a subscription agreement in which you must specify the amount to be withheld from your salary. If you are not already participating in the ESOP and wish to participate for the next offering period, you must generally submit your subscription agreement during an enrolment period which will be announced for that particular offering period. The amounts that are withheld from salary are kept and accumulated in a non interest bearing account held in trust to keep track of your contributions until a purchase of shares is made automatically on your behalf on a `purchase date'. Generally, there is a `purchase date' on the last business day of each offering period (although the actual purchase date may be a later date if a delay in purchase is necessary for the orderly administration of the ESOP).

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Any election you make for salary deductions remains in force from one offering period to the next unless you change or revoke it. You can suspend your salary deductions at any time (but no more than once) during an offering period, but if you then choose to re-start your deductions you cannot make up those you have missed. If you are participating in the ESOP and you wish to continue to participate in the next offering period, your participation will normally be continued automatically at the same rate. You can increase or decrease your salary deductions for subsequent offering periods (within the limits applicable under the ESOP) at any time during the month immediately preceding each offering period by submitting a new subscription agreement. This will become effective as at the first day of the next offering period. You can also, at any time, withdraw from the ESOP altogether and receive in cash the amount withheld from salary and not used to make any share purchases. If you withdraw, the withdrawal notice will normally take effect 30 days after you submit it to the ESOP Administrator. You may not, however, assign your interest in any amounts withheld from salary under the ESOP.

What are the offering periods under the ESOP, and how can this affect my purchases?

Generally, there are four consecutive three month offering periods in each calendar year starting on 1 January, 1 April, 1 July, and 1 October. Certain of your rights with respect to purchases made during an offering period are fixed on the first day of each offering period. As a general rule, as discussed below, the maximum number of shares any employee is permitted to purchase in an offering period is that number of shares that has a value of (Pounds)375.

What are the limitations on my purchases and on my contributions under the ESOP?

Your purchases under the ESOP are subject to a number of specific limitations that are set out in the ESOP rules. Your purchases may also be limited by the company at its discretion, although any such limitations will be applied on a uniform basis to all eligible employees. First, no more than 200,000 shares are available under the ESOP, whether these are purchased or allocated to employees as free or bonus shares. Second, the minimum monthly contribution is (Pounds)10. Third, the maximum monthly contribution is (Pounds)125 or, if less, 10% of your salary.

How may I receive free shares under the ESOP?

As mentioned in the introduction, you will receive three free shares for every seventeen shares that you choose to buy under the ESOP. Quite separately, the Company may offer you an opportunity of taking up free shares under the ESOP as part of your annual bonus arrangements.

If the Company does decide to offer free shares as part of bonus arrangements, it will normally do so once annually. You, and all other eligible employees, will be invited to take up an offer of free shares with a fair market value equal to not more than a specified percentage of your basic annual salary, subject to a maximum value of (Pounds)3,000 (as converted to US dollars at the exchange rate on the day that the shares are acquired for you). The percentage will be the same for all employees and may change from year to year, depending upon the success of the Company, but is initially expected to be in the region of 6%. If you accept the invitation, the Company will arrange for the appropriate number of shares to be credited to your Trust Account, as soon as practically possible after your acceptance.

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You can take up all the free shares which you have been offered, or just a part of them. It is entirely up to you how many you decide to take. If you choose not to accept the offer, in whole or in part, the Company expects to pay you a cash bonus equal to approximately the fair market value of the free shares which you have decided not to take. In some cases the bonus may be considerably more, and a bonus may be paid even if you accept the invitation to take up shares. However, it must be emphasised that bonuses are payable at the Company's discretion, and there can be no guarantee that you will be paid a bonus if you choose not to accept the invitation to receive free shares.

Are there other terms and conditions that may be established under the ESOP?

Other terms and conditions may be established for any offering period by the ESOP administrator. Any such changes in offerings will, however, be applicable to all eligible employees on the same terms. You will, of course, be informed of the changes, if any, that are implemented. In addition, the ESOP administrator may modify any administrative procedures applicable to the manner in which employees participate, including changes in the timing and manner in which salary deductions may be elected, the rules applicable to the modification of participation elections, the timing requirements or deadlines for submission of payments or election forms, and the timing requirements or deadlines for requests to withdraw from the ESOP. The Board of Directors of the Company has the authority to amend the ESOP in any way that it determines is appropriate, and can also terminate the ESOP at any time. Certain amendments, however, will only be effective if they are also approved by shareholders and by the Inland Revenue.

How are my shares purchased under the ESOP?

Purchases under the ESOP are made automatically with the funds held on your behalf on `purchase dates' (subject to the limitations imposed under the ESOP). `Purchase dates' generally occur on the last business day of each offering period. The Company will arrange for free shares (on the three for seventeen basis) to be acquired on your behalf on each purchase date. Any free shares that you choose to take as part of your annual bonus arrangements will be acquired on your behalf on or around the normal date for payment of annual bonuses.

When do I receive my shares purchased under the ESOP?

The shares you purchase under the ESOP are held for you in a Trust Account. The Account will be in a Trust specially formed for the purposes of the ESOP and separate from the Company. Nigel Maxfield and Trevor Robinson will administer the Trust on behalf of employee shareholders.

If you leave the Company's employment you may withdraw all your shares from the Trust immediately. At any time, you may withdraw those shares that you have purchased. Otherwise, you are normally obliged to leave your free shares in the Trust for a minimum period of three years and, you may, if you choose, leave them in for a longer period (which may have tax advantages, as discussed below).

When you withdraw your shares from the plan, you may either receive share certificates or transfer the shares electronically to a brokerage account at Fidelity Investments. Dividends, if any, which are paid with respect to your shares will be paid to you and will form part of your taxable income. When you purchase shares under the ESOP, you are

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the owner of such shares and you will have the same rights and risks of share ownership as any other shareholder.

What happens in the event of my death?

Any shares or cash held in your Trust Account will form part of your estate after your death, and will pass into the hands of your personal representatives, to be distributed in accordance with your will or subject to the intestacy laws.

What happens if I leave the Company's employment?

If you have been allocated or purchased shares under the ESOP, your shares will be treated for tax purposes as having been withdrawn from the ESOP when you leave (a "deemed withdrawal"). An exception is if you are a "good leaver", that is someone who leaves because of death, injury or disability, redundancy or retirement at or after normal retirement age.

Good leavers apart, if you leave in less than five years after allocation or purchase of shares, you can expect to have to pay tax upon the deemed withdrawal of your shares. The way in which tax is calculated in these circumstances is set out below in the section on tax consequences of the ESOP. At this point you can actually withdraw your shares from the Trust and sell them, and the sale proceeds will always be at least double the tax liability. However, there is no obligation to sell the shares, and you may choose to keep some or all of them.

If you are a good leaver, or if you leave five or more years after allocation or purchase of your shares, no tax will become due when you leave. You are entitled to withdraw your shares from the Trust and, if you then choose to sell them immediately, no tax will become due.

If you have chosen to purchase shares by monthly deductions from salary, any salary deductions made during the quarter in which you leave will be paid back to you in cash. This will be subject to tax and NIC, so will put you back in the same position as if you had never had any salary deductions in the quarter.

Does participation in the ESOP have any consequences upon state benefits?

For most purposes, participation will have no effect because your earnings will be at a level where you pay some National Insurance Contributions even though you have chosen to purchase shares under the ESOP. One possible exception is statutory maternity pay (SMP) which may decrease slightly because, during the first six weeks of maternity leave, SMP is related to earnings which decrease if you choose to purchase shares under the ESOP.

The Inland Revenue has produced a booklet IR177 which explains the position in more detail. A copy may be obtained from any tax office, and the Company will retain a copy for you to consult.

How do I sell my shares?

After your shares are withdrawn from the Trust, you will receive a share certificate, either by electronic receipt or by distribution of a paper share certificate. Thereafter, you may sell your shares whenever you choose. However, you will normally need a stockbroker to sell your shares, and may have to pay broker's fees or commissions upon the sale. Also,

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there may be a tax liability if the amount for which you sell your shares is greater than their fair market value as at the date you withdrew them from the Trust (see below).

What are the tax consequences of my participation in the ESOP?

The ESOP is approved by the Inland Revenue, and therefore offers significant tax advantages as compared to unapproved share incentive arrangements. Note that the Company is simultaneously implementing an Inland Revenue unapproved employee stock purchase plan (`the ESPP'), under which the tax treatment (but not necessarily the share purchase arrangements) is less favourable. The ESPP is based upon arrangements offered to ORC employees in the USA, but does not have the tax advantages afforded to those employees under US legislation.

When you first acquire shares under the ESOP, whether by purchase or as free shares, no tax will be due.

If you withdraw your shares from the Trust in less than three years from when they first went in (which, in the case of free shares, is only possible if you leave the Company's employment), you may be liable to income tax and NIC at that time. Tax and NIC will be charged on the fair market value of your shares at the date they are withdrawn. However, no tax or NIC will be due if you leave employment because of your death, injury or disability, redundancy or retirement at or after normal retirement age (specified at 65 for ESOP purposes).

If you withdraw your shares from the Trust between three and five years from when they first went in, you may be liable to income tax and NIC at that time. Tax and NIC will be charged upon the fair market value of the shares at the date they went into the Trust, or the fair market value at the date they are withdrawn, whichever is lower. Again, however, no tax will be due if you leave employment because of your death, injury or disability, redundancy or retirement.

If you withdraw your shares from the Trust five or more years from when they first went in, no income tax or NIC will be due. You may leave the shares in the Trust for so long as you wish, subject to the ESOP remaining in force.

If you leave the Company's employment, you will be treated as if you had withdrawn the shares at the date of your leaving employment. This will result in income tax becoming due, unless you leave more than five years after the shares first went in to the Trust, or unless you leave because of death, injury or disability, redundancy or retirement at or after normal retirement age.

If you withdraw any cash from your Trust Account (for example on terminating your subscription agreement), you will be liable to income tax and NIC on that cash.

In any circumstances where income tax is due, the relevant fair market value of shares (or cash) will be treated as if it were additional earnings. Tax will be due either at basic rate (currently 22%) or higher rate (currently 40%), depending upon how much taxable income you have in the year.

If you sell your shares, you may be liable to capital gains tax (`CGT') if the sale price exceeds the fair market value of the shares as at the date you withdrew them from the Trust. The rate of CGT, if you sell your shares within 12 months of their acquisition, will normally be at the same rate as you pay income tax, either 22% or 40%. Note, however, that the first (Pounds)7,200 of any gain in a tax year is exempt from tax (the exempt amount is

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normally adjusted each year in the Budget), also that a 22% tax payer may find an element of gain taxed at 40% if the total of income and gains for the year exceeds the higher rate limit.

If you sell your shares more than 12 months after you withdraw them from the ESOP, the rate of tax you pay may be reduced through the application of `taper relief', which reduces the effective rate of CGT according to how long you have owned your shares. If you remain a Company employee and sell your shares four or more years after you acquire them, the effective rate of CGT is likely to be 5.5% for a basic rate tax payer and 10% for a higher rate tax payer.

Note that there is a significant tax advantage to be gained if you leave your shares in the Trust for five or more years (on the assumption that you have remained in the Company's employment). No income tax will ever be due and, if you sell your shares immediately after withdrawal from the Trust, no CGT either. This is true however much the shares may have increased in value.

Example 1

Share price on acquisition: (Pounds)10
Share price on withdrawal from Trust: (Pounds)5
Share price when shares sold: (Pounds)15

----------------------------------------------------- ---------------------------------------------------
                       Event                              Income Tax (IT) or Capital Gains Tax (CGT)
                                                                         charged on(pound)
----------------------------------------------------- ---------------------------------------------------
           Withdrawal from Trust *3 years                                   5 (IT)
----------------------------------------------------- ---------------------------------------------------
           Withdrawal from Trust 3-5 years                                  5 (IT)
----------------------------------------------------- ---------------------------------------------------
           Withdrawal from Trust **5 years                                  0
----------------------------------------------------- ---------------------------------------------------
                   Sale of Shares                                          10 (CGT)
----------------------------------------------------- ---------------------------------------------------

Example 2

Share price on acquisition: (Pounds)10
Share price on withdrawal from Trust: (Pounds)12
Share price when shares sold: (Pounds)15

----------------------------------------------------- ---------------------------------------------------
                       Event                              Income Tax (IT) or Capital Gains Tax (CGT)
                                                                         charged on(pound)
----------------------------------------------------- ---------------------------------------------------
           Withdrawal from Trust *3 years                                  12 (IT)
----------------------------------------------------- ---------------------------------------------------
           Withdrawal from Trust 3-5 years                                 10 (IT)
----------------------------------------------------- ---------------------------------------------------
           Withdrawal from Trust **5 years                                  0
----------------------------------------------------- ---------------------------------------------------
                   Sale of Shares                                           3 (CGT)
----------------------------------------------------- ---------------------------------------------------

The applicable tax laws are complex and change frequently. It is recommended that you consult a professional tax adviser concerning the tax implications of your participation in the ESOP and of any sale of shares that you acquire.

What happens if ORC merges or is taken over?

If ORC receives an offer to merge or be taken over, the Trust will ask you what you wish to happen to your shares. You may accept an offer to sell the shares for cash, even though this occurs within three years from the shares being awarded to you. Upon a sale for cash, you will become liable to income tax on the same basis as if you had withdrawn your shares from the Trust. You may also accept an offer to exchange the shares for

*  Represents less than
** Represents greater than

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shares in the acquiring company. In this instance, the new shares that you receive will usually be treated for tax purposes as the same shares as your original ORC shares, i.e. there is no immediate tax consequence of accepting the offer.

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